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Exhibit 10.5

REFINED PRODUCTS PURCHASE AGREEMENT
by and between
DAKOTA OIL PROCESSING, LLC,
a North Dakota limited liability company
and
CALUMET LUBRICANTS CO., LIMITED PARTNERSHIP,
an Indiana limited partnership
June 17, 2014

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TABLE OF CONTENTS
Page

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Exhibits

Exhibit A: Products
Exhibit B: Specifications
Exhibit C: Product Price

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REFINED PRODUCTS PURCHASE AGREEMENT
THIS REFINED PRODUCTS PURCHASE AGREEMENT (this “Agreement”) dated effective as of June 17, 2014 (the “Effective Date”), is entered into by and between DAKOTA OIL PROCESSING, LLC, a North Dakota limited liability company (“DOP”) and CALUMET LUBRICANTS CO., LIMITED PARTNERSHIP, an Indiana limited partnership (“Calumet”). Each of DOP and Calumet is individually referred to as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, DOP is developing and constructing a 20,000 barrel per day diesel hydro-skimming refinery in Trenton, North Dakota (the “Trenton Refinery”); and
WHEREAS, Calumet desires to purchase all of the products listed on Exhibit A (the “Products”) produced at the Trenton Refinery from and after the Commencement Date (as defined herein) and DOP desires to sell and deliver the Products to Calumet, pursuant to the terms and conditions set forth in this Agreement;
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:
Article I.
DEFINITIONS
Section 1.1    Defined Terms. As used in this Agreement, the following terms shall have the respective meanings indicated below:
“Affiliates” means, with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
2    “Agreement” has the meaning given to such term in the introductory paragraph.
3    “Alternative Index” has the meaning given to such term in Section 3.5(a).
4    “API” has the meaning given to such term in Section 4.2(b).
5    “ASTM” has the meaning given to such term in Section 4.2(b).

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6    “Bank Rate” means a fluctuating interest rate equal at all times to the prime rate of interest published from time to time by The Wall Street Journal.
7    “Bankruptcy Code” has the meaning given to such term in Section 11.10.
8    “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by Law to be closed.
9    “Calumet” has the meaning given to such term in the introductory paragraph.
10    “Calumet Representatives” has the meaning given to such term in Section 4.1.
11    “Change in Law” means any Law adopted or amended, or any change in the interpretation or application of any Law, after the Effective Date by any Governmental Authority requiring a change in Product quality.
12    “Commencement Date” means the date on which the Trenton Refinery commences commercial operations.
13    “Confidential Information” means all (i) confidential, proprietary or non-public information of a Party, whether set forth in a writing, orally or in any other manner, including all non-public information and material of such Party (and of companies with which such Party has entered into confidentiality agreements) that another Party obtains knowledge of or access to, including non-public information regarding products, processes, business strategies and plans, customer lists, research and development programs, computer programs, hardware configuration information, technical drawings, algorithms, know-how, formulas, processes, ideas, inventions (whether patentable or not), trade secrets, schematics and other technical, business, marketing and product development plans, revenues, expenses, earnings projections, forecasts, strategies, and other non-public business, technological and financial information and (ii) pricing information in this Agreement.
14    “Crude Supply Agreement” means the Crude Oil Supply Agreement, effective as of the date hereof, between Calumet and DOP.
15    “CPA” has the meaning given to such term in Section 11.13(b).
16    “delivery” and “delivered” mean the physical transfer of Products by DOP to Calumet at the Delivery Point.
17    “Delivery Point” has the meaning given to such term in Section 4.1.
18    “DOP” has the meaning given to such term in the introductory paragraph.
19    “Effective Date” has the meaning given to such term in the introductory paragraph.

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20    “Expert” has the meaning given to such term in Section 11.13.
21    “Force Majeure Event” means the occurrence of war, fire, flood, strike, lockout, or other labor trouble, interruption in supply of any raw material, accident, breakdown of equipment or machinery, failure of, interruptions to or contingences of transportation, riot, act of Governmental Authority, act of God, or any contingency beyond the reasonable control of the affected Party; provided, (i) the event or circumstance is not within the reasonable control of the affected Party, is not the result of the fault or negligence of the affected Party and/or could not, by the exercise of due diligence, have been overcome or avoided by the affected Party and (ii) no economic event or circumstance generally affecting the refining and marketing industry shall be considered a Force Majeure Event, except the imposition of any Taxes or other requirement(s) by a Governmental Authority.
22    “Forecasted Volume” has the meaning given to such term in Section 2.4(a)(i).
23    “Governmental Authority” means any federal, state or local governmental entity, authority or agency, court, tribunal, regulatory commission or other body, whether legislative, judicial or executive (or a combination or permutation thereof) having authority over the Trenton Refinery or the transactions contemplated by this Agreement.
24    “Indemnifying Party” has the meaning given to such term in Section 9.1.
25    “Initial Term” has the meaning given to such term in Section 2.2.
26    “Law” means any applicable statute, law (including common law), rule, ordinance, regulation, ruling, requirement, writ, injunction, decree, order or other official act of or by any Governmental Authority, whether such Laws now exist or hereafter come into effect.
“Nominated Volume” has the meaning given to such term in Section 2.4(a)(i).
27    “Off-Spec Product” has the meaning given to such term in Section 2.4(e).
28    “Party” and “Parties” have the meaning given to such terms in the introductory paragraph.
29    “Person” means any individual, partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.
30    “Product Price” has the meaning given to such term in Section 3.1.
31    “Products” has the meaning given to such term in the Recitals.
32    “Profits” has the meaning given to such term in Section 3.2.

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33    “Profit Split” has the meaning given to such term in Section 3.2.
34     “Rail Lease” means that certain agreement between DOP and a third party lessor of rail cars, which is mutually acceptable to the Parties and which the Parties expect DOP to enter into after the date of this Agreement.
35    “Rail Sublease Agreement” means that certain agreement between DOP and Calumet pursuant to which Calumet subleases the rail cars leased by DOP under the Rail Lease.
36    “Receiving Party Personnel” has the meaning given to such term in Section 10.5.
37    “Renewal Term” has the meaning given to such term in Section 2.2.
38    “Revised Profit Split” has the meaning given to such term in Section 3.2.
39    “RVP” means Reid vapor pressure.
40    “Specifications” has the meaning given to such term in Section 2.3.
41    “Storage Tanks” means the storage tanks to be constructed, owned, operated and maintained by DOP at the Trenton Refinery.
42    “Taxes” has the meaning given to such term in Section 6.1.
43    “Transportation” means the truck, railcar or other means of transportation of the Products agreed to by the Parties for the removal of the Products from the Trenton Refinery, in each case in accordance with all applicable Laws and the rules and regulations of any Governmental Authorities.
44    “Trenton Refinery” has the meaning given to such term in the Recitals.
45    “Turnaround Event” means any significant planned outage at the Trenton Refinery.
Section 1.2    Interpretation. In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) reference to any agreement (including this Agreement), document or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement; (e) reference to any Article or Section means such Article or Section of this Agreement, and references in any Section to any clause means such clause of such Section; (f) each reference to an Exhibit refers to such Exhibit attached to this

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Agreement, which is made a part hereof for all purposes; (g) “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (h) the terms “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the phrase “without limitation,”; and (i) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including.”
Article II.
TERM; SPECIFICATIONS; QUANTITIES AND NOMINATIONS; CONDITIONS PRECEDENT
Section 2.1    Sale and Purchase. Subject to the terms and conditions set forth in this Agreement, DOP shall sell and deliver, and Calumet shall purchase and receive, the Products at the Delivery Point.
Section 2.2    Term. This Agreement shall be effective commencing on the Effective Date and shall remain in effect for five years from the Commencement Date (the “Initial Term”). Upon the expiration of the Initial Term, this Agreement shall automatically renew for additional, successive two year periods (the “Renewal Term”), unless either Party advises the other Party of its intent to terminate this Agreement in writing no less than one hundred twenty (120) days prior to the end of the Initial Term or the then current Renewal Term. Subject to Section 2.5, the obligation of Calumet to purchase and receive Products pursuant to this Agreement and the obligation of DOP to sell and deliver Products pursuant to this Agreement shall commence on the Commencement Date.
Section 2.3    Specifications. The specifications (“Specifications”) for the Products are set forth on Exhibit B.
Section 2.4    Quantities and Nominations.
(a)    The specific quantity of Products to be sold and delivered each month shall be determined as follows:
(i)    By the 10th day of each calendar month, DOP, by written notice to Calumet, shall: (a) nominate the specific volume (the “Nominated Volume”) of each Product that it in good faith expects to produce and have available to deliver to Calumet in the next calendar month and (b) provide DOP’s good faith forecast of the expected volume and grades (the “Forecasted Volume”) of each Product to be produced by DOP and delivered to Calumet for the two months immediately after the next calendar month. If DOP does not nominate a Nominated Volume by the tenth day of a month, then the Nominated Volume shall be deemed to be the Nominated Volume for the current calendar month.

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(ii)    By the 15th day of each calendar month, Calumet shall propose for DOP’s consideration, in DOP’s discretion, any revisions to the Forecasted Volume provided by DOP for the two months immediately after the next calendar month. DOP shall respond to Calumet’s proposals by the 20th day of each calendar month.
(iii)    Except as set forth in Article VII or unless otherwise agreed in writing by the Parties, DOP shall sell and deliver, and Calumet shall purchase and receive, the Nominated Volume of each Product on a monthly basis. Volumes of the Products shall be delivered ratably during each month. At least five days prior to the beginning of each month, Calumet and DOP shall mutually agree upon the average daily pull from the Storage Tanks with respect to the Nominated Volume to be met to keep the Trenton Refinery operational.
(iv)    The schedulers for each of DOP and Calumet shall serve as the primary point of contact for communications between the Parties relating to the day-to-day performance of the Parties under this Section 2.4(a).
(b)    In the event that Calumet fails to take the Nominated Volume of any Product in a particular month, and provided that (i) such Nominated Volume has been produced and is available for taking by Calumet and (ii) Calumet is not prevented from taking such Nominated Volume due to a Force Majeure Event or a Turnaround Event, or any act or omission of DOP, DOP shall have the right to sell such Product using commercially reasonable efforts and Calumet agrees to make DOP whole for any deficiency in price which DOP receives in the sale of such Product below the Product Price, plus reasonable added out-of-pocket transportation costs which DOP may incur in selling such Products. Calumet shall pay any such deficiency not later than 30 days after receipt of DOP’s invoice for such amount.
(c)    In the event that (i) DOP fails to deliver the Nominated Volume of any Product in a particular month, and provided that DOP is not prevented from delivering such Nominated Volume due to a Force Majeure Event or a Turnaround Event, or any act or omission of Calumet and (ii) the terms of Calumet’s arrangements with third party purchasers of such Nominated Volume require the payment of damages by Calumet for failure to deliver, then Calumet shall have the right to purchase products using commercially reasonable efforts (including Calumet’s efforts to obtain favorable pricing and other terms) in lieu of such Product from a third party and DOP agrees to make Calumet whole for any deficiency in price which Calumet is required to pay in the purchase of such products above the Product Price, plus reasonable added out-of-pocket transportation costs which Calumet may incur in purchasing such Products. DOP shall pay any such deficiency not later than 30 days after receipt of Calumet’s invoice for such amount. Upon the reasonable request of a Party, the other Party shall provide verification to the requesting Party of the price at which Product was resold or purchased pursuant to this Section 2.4(c).

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(d)    Except as set forth in this Section 2.4, DOP shall have no obligation to produce a specified amount of Products and shall incur no liability by reason of its failure to produce and deliver a specified amount of Products.
(e)    If Calumet discovers, prior to delivery, that any Product tendered for delivery fails to comply with the Specifications (“Off-Spec Product”), Calumet may reject such Off-Spec Product or, at its option and upon notice to DOP, may accept such Off-Spec Product, in which case Calumet will determine in its reasonable discretion the quality differential of the Off-Spec Product and the price impact of such quality differential, and DOP shall make Calumet whole for the price impact relating to such quality differential, plus reasonable added out-of-pocket transportation costs which Calumet may incur in marketing and selling such Off-Spec Product.
Section 2.5    Conditions Precedent. The obligation of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (or written waiver by the applicable Party) of the following conditions:
(a)    DOP shall have executed final agreements required to close the financing for the Trenton Refinery, shall have successfully permitted the Trenton Refinery, completed construction of the Trenton Refinery, and completed the infrastructure, equipment and other facilities reasonably necessary for the proper operation of the Trenton Refinery.
(b)    The Parties shall have executed the Crude Oil Purchase Agreement, the Rail Lease, and the Reserve Agreement.
Article III.
PRODUCT PRICE; PROFIT SHARING; PAYMENT
Section 3.1    Product Price. Calumet shall pay DOP by wire transfer to the bank account designated by DOP from time to time the price (the “Product Price”) for all Products purchased and taken by Calumet. The Product Price for each of the Products is set forth on Exhibit C.
Section 3.2    Profit Sharing. Calumet and DOP shall be entitled to 80% and 20%, respectively (the “Profit Split”), of (i) all amounts resulting from Calumet reselling a Product above the price for such Product set forth on Exhibit C less (ii) (A) any and all fees and expenses incurred by Calumet relating to the resale of a Product and (B) any and all taxes, levies, imposts and duties imposed upon Calumet relating to the resale of a Product (the difference between clauses (i) and (ii) being referred to herein as the “Profits”). DOP shall have the option, after a period of one year following the Commencement Date and upon three months prior written notice to Calumet, to adjust the Profit Split such that Calumet and DOP are entitled to 60% and 40%, respectively, of the Profits (the “Revised Profit Split”); provided, that at the time the Revised Profit Split becomes effective,

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the feedstock fee under the Crude Supply Agreement is concurrently increased from $0.50 per barrel to $1.00 per barrel.
Section 3.3    DOP Third Party Sales. If, in a given month during the Term, DOP is able to sell a Product to a third party at a price that exceed the Purchase Price for such Product set forth on Exhibit C, DOP shall be permitted to sell such Product to a third party through a DOP sales representative during such month; provided, that DOP shall provide written notice to Calumet of its intention to make any such third party sales at the time DOP provides the notice specified in Section 2.4(a)(i); and, provided further, that any amounts received by DOP in excess of the Product Price set forth on Exhibit C shall at all times be subject to Section 3.2 of this Agreement. DOP shall provide written confirmation of any such third party sales and the price at which such sales were made.
Section 3.4    Payment.

(c)    ATBs and Naphtha. DOP shall send Calumet an invoice for Atmospheric Tower Bottoms (“ATBs”) and Naphtha taken by Calumet no later than the third (3rd) Business Day of the calendar month following the month in which the ATBs and Naphtha were delivered to Calumet, based on delivery effected and the transaction terms set forth in this Agreement, along with supporting documentation acceptable in industry practice. Calumet shall pay the amount in DOP’s invoice by wire transfer no later than the fifth (5th) Business Day of that calendar month.
(d)    Other Products. DOP shall send Calumet an invoice for all other Products taken by Calumet within two (2) days after such Products are delivered, based on delivery effected and the transaction terms set forth in this Agreement, along with supporting documentation acceptable in industry practice. Calumet shall pay the amount in DOP’s invoice by wire transfer within ten (10) days after Calumet receives notice of the amount due. Where the pricing information available to DOP does not allow for the preparation of a final invoice, DOP may issue a provisional invoice, against which Calumet shall make payment within said ten (10) days. Unless otherwise agreed between the Parties, the provisional price shall be based upon the pricing information available to DOP at the time it issues such provisional invoice. Payment of any balance due by either Party resulting from differences between the provisional invoice and final invoice, if any, shall be made as soon as practicable following receipt of DOP’s final invoice, which shall be prepared as soon as practicable after all the relevant information becomes available to DOP; provided that in no event shall either Party be required to make payment prior to the expiration of the 10-day period set forth in this Section 3.4(b).
(e)    Any overdue balance owed by a Party, except an amount that is disputed in good faith by said Party, shall accrue daily interest charges (excluding the date of payment of such overdue

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balance) at a rate equal to 3.0% above the Bank Rate (as in effect on the past due date) calculated on the basis of a 360-day year. The Parties shall work together to resolve any invoice disputes by not later than two (2) days following the date payment was originally due. If a payment due date falls on a Saturday or a bank or federal holiday, other than Monday, the payment shall be due on the immediately preceding Business Day. If the payment due date falls on a Sunday or Monday bank or federal holiday, the payment shall be due on the following Business Day.
Section 3.5    Replacement Index.
(a)    If, for any reason, any of the indexes specified on Exhibit C should cease to be published, the Parties agree to promptly and in good faith negotiate a mutually acceptable alternative index or substitute methodology for calculating the applicable Purchase Price (the “Alternative Index”). If, on or before 30 days after the applicable index ceases to be published, the Parties are unable to agree on an Alternative Index, then the matter shall be referred to an Expert for determination in accordance with Section 11.13.
(b)    The Parties acknowledge this is a long-term refined products supply agreement and it is their intent for this Agreement to continue to apply if the Products listed on Exhibit A are no longer produced at the Trenton Refinery during the term of this Agreement as a result of market changes, changes in Law or other factors. If as a result of market changes, changes in Law or other factors, all or part of the Products listed on Exhibit A are no longer produced at the Trenton Refinery, then the Parties agree that the new refined products produced at the Trenton Refinery shall be made available for delivery to Calumet and this Agreement shall continue to apply to such new refined products. If the Parties are unable to agree on the pricing and other arrangements for such new refined products, then the matter shall be referred to an Expert for determination in accordance with Section 11.13. Nothing in this Section 3.5(b) shall affect or diminish in any way the rights of the Parties pursuant to Article VII.
Article IV.
DELIVERY POINT; PRODUCT MEASUREMENT
Section 4.1    Delivery Point and Title and Risk of Loss. All Products shall be tendered by DOP and taken by Calumet at the point where the Products pass from DOP’s delivery equipment at the Trenton Refinery’s outlet flange/custody transfer meter into the Transportation (the “Delivery Point”). Title and risk of loss to, and full shipping responsibility for, the Products shall pass from DOP to Calumet at the Delivery Point. Calumet shall coordinate the shipment of Product with DOP on a daily basis in such a manner that will allow DOP to have adequate capacity remaining in the Storage Tanks to permit DOP to continue full production of the Products. DOP shall use all commercially reasonable efforts to purchase and install equipment for the electronic transfer of loading and inventory to Calumet on a continuous basis. The Parties shall cooperate in coordinating

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production schedules, loading schedules and transportation arrangements, including, without limitation, promptly notifying the other Party of any changes, and by using commercially reasonable efforts to mitigate damages in all cases. DOP shall provide Calumet and/or Calumet’s agents (the “Calumet Representatives”) access to the Trenton Refinery as reasonably necessary for the Calumet Representatives to arrange for delivery of the Products to the Transportation or for the transfer of the Products by Calumet from the Storage Tanks to the Transportation. With DOP’s consent, which consent shall not be unreasonably withheld or delayed, Calumet shall schedule the loading and shipping of all Products purchased pursuant to this Agreement; provided, however, that DOP, at its sole cost and expense, shall provide all labor and equipment required to load Products purchased hereunder into the Transportation. DOP agrees to work with Calumet to help coordinate and facilitate the orderly, timely and ratable delivery of Products and the logistics associated with those deliveries.
Section 4.2    Measurements and Tests.
(f)    Unless otherwise specified, quantities delivered (i) into transport trucks or railcars shall be measured by the calibrated weight scales or calibrated meters at the Trenton Refinery; or (ii) into pipelines shall be measured by calibrated meters maintained by the applicable pipeline, or if such calibrated meters are not available, by terminal tank gauges. Upon reasonable prior notice to the other Party, either Party may require presence of an independent petroleum inspector at the line of delivery. Such inspector shall be appointed jointly, and the cost of the inspector’s services shall be paid by the Party requiring the presence of the inspector. The inspector’s determinations shall be conclusive and binding upon both Parties. Each Party shall have the right, upon reasonable prior notice, to have a representative present to witness all gauges, tests, and measurements. In the absence of either Party’s representative, the gauges, tests and measurements of the other Party shall be deemed to be correct.
(g)    Calumet shall have the right, but not the duty, to inspect the Products prior to delivery. Samples of the Products shall be taken from the Storage Tanks as appropriate. The sample shall be by line-sampling devices where available. Tests to determine quality shall be made from such samples and shall be made in accordance with standard test methods specified in the official publications of either the American Society for Testing and Materials (“ASTM”) or the American Petroleum Institute (“API”). Other appropriate test methods as mutually agreed may be used for the qualities where no methods are prescribed in ASTM or API publications on the delivery date.
Section 4.3    Storage Tanks. At all times during the Term, DOP shall have available, and shall provide at its sole cost and expense, Storage Tanks with capacity of at least eight (8) calendar days of average production of each Product. The Storage Tanks shall be constructed such that there is adequate tankage to segregate the streams in the production cycle of each Product. DOP shall be responsible for all construction, operating and maintenance costs relating to the Trenton Refinery and the Storage Tanks.

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Article V.
REPRESENTATIONS AND WARRANTIES; ADDITIONAL COVENANTS
Section 5.1    Representations and Warranties of DOP. DOP represents and warrants to Calumet that:
(h)    DOP is duly organized, validly existing and in good standing under the laws of North Dakota, and has all requisite power and authority to own and lease the properties and assets it currently owns and leases, and to conduct its activities as such activities are currently conducted and as contemplated by this Agreement;
(i)    DOP has all requisite power, authority and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by DOP have been duly and validly authorized by all necessary corporate action on its part, and this Agreement has been duly and validly executed and delivered by DOP, and is the valid and binding obligation of DOP, enforceable against it in accordance with its terms, subject to applicable Laws of bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally;
(j)    The execution, delivery and performance by DOP of this Agreement does not and will not (i) conflict with or violate any provision of DOP’s organizational documents; (ii) violate any provision of any applicable Laws; (iii) conflict with, violate, result in a breach of, constitute a default under (without regard to requirements of notice, lapse of time or elections of other Persons, or any combination thereof) or accelerate or permit the acceleration of the performance required by, any contracts or other instruments to which either DOP is a party or by which DOP is bound or affected; or (iv) require any consent, approval or authorization of, or filing of any certificate, notice, application, report, or other document with, any Governmental Authority or other Person, except for those already obtained by DOP;
(k)    DOP is not subject to any applicable Law that would preclude or prohibit its fulfillment of any of its obligations hereunder, all in accordance with the terms and conditions of this Agreement;
(l)    DOP has the requisite authority, ability, skills, technical support and capacity to perform all of its obligations hereunder, all in accordance with this Agreement;
(m)    The Products sold by DOP hereunder will meet the Specifications; provided, however, that this Section 5.1(f) shall not apply to any Off-Spec Products offered by DOP and accepted by Calumet pursuant to Section 2.4(e);

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(n)    The Products will be produced, delivered, and sold to Calumet at the Delivery Point in compliance with all applicable Laws, including the Uniform Commercial Code. In accordance with the Federal Trade Commission’s requirements for gasoline octane certification under the Petroleum Marketing Practices Act, DOP hereby certifies the accuracy of the octane rating(s) of any automotive gasoline(s) sold pursuant to this Agreement; and
(o)    DOP has the right to sell each Product and each such Product is free from liens and adverse claims of every kind.
Section 5.2    Representations and Warranties of Calumet. Calumet represents and warrants to DOP that:
(a)    Calumet is duly organized, validly existing and in good standing under the laws of Indiana and has all requisite power and authority to own and lease the properties and assets it currently owns and leases and to conduct its activities as such activities are currently conducted and as contemplated by this Agreement;
(b)    Calumet has all requisite power, authority and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Calumet have been duly and validly authorized by all necessary action on the part of Calumet, and this Agreement has been duly and validly executed and delivered by Calumet, and is the valid and binding obligation of Calumet, enforceable against Calumet in accordance with its terms, subject to applicable Laws of bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally;
(c)    The execution, delivery and performance by Calumet of this Agreement do not and will not (i) conflict with or violate any provision of its organizational documents; (ii) violate any provision of any applicable Laws; (iii) conflict with, violate, result in a breach of, constitute a default under (without regard to requirements of notice, lapse of time or elections of other Persons, or any combination thereof) or accelerate or permit the acceleration of the performance required by, any contracts or other instruments to which it is a party or by which it or its properties may be bound or affected; or (iv) require any consent, approval or authorization of, or filing of any certificate, notice, application, report or other document with, any Governmental Authority or other Person, except for those already obtained by Calumet;
(d)    Calumet is not subject to any applicable Law that would preclude or prohibit any of its obligations hereunder, all in accordance with the terms and conditions of this Agreement; and
(e)    Calumet has the requisite authority, ability, skills, technical support and capacity to perform all of its obligations hereunder, all in accordance with this Agreement.

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Section 5.3    Standards. DOP shall comply with all federal, state, and local volatility regulations for gasoline and alcohol blends (including, but not limited to 40 CFR 80.27 and 80.28), and any Products delivered pursuant to this Agreement shall be in compliance with all Laws when delivered to Calumet.
Section 5.4    Documentation. DOP shall provide to Calumet for each delivery either a certificate of analysis, a bill of lading, delivery ticket, a loading ticket, or invoice that certifies that any motor gasoline delivered is in compliance with the applicable RVP requirements at the time of delivery.
Section 5.5    No Other Representations or Warranties. UNLESS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, DOP MAKES NO OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY OR FITNESS OF THE PRODUCT(S) FOR ANY PARTICULAR PURPOSE, EVEN IF SUCH PURPOSE IS KNOWN TO DOP. ANY IMPLIED REPRESENTATIONS OR WARRANTIES ARE EXPRESSLY DISCLAIMED AND EXCLUDED.
Section 5.6    Calumet Acknowledgement. Calumet acknowledges that the material used to produce Product covered hereunder is derived from crude oil, containing, or which may be found to contain, substances hazardous to the health and safety of persons and property. Calumet acknowledges that there may be hazards associated with the loading, unloading, transporting, handling or use of the Product sold hereunder, which may require that warning be communicated to or other precautionary action taken with all persons handling, coming into contact with, or in any way concerned with the product sold hereunder. CALUMET ASSUMES AS TO ITS EMPLOYEES, INDEPENDENT CONTRACTORS, AND SUBSEQUENT PURCHASERS OF THE PRODUCT SOLD HEREUNDER ALL RESPONSIBILITY FOR ALL SUCH NECESSARY WARNINGS OR OTHER PRECAUTIONARY MEASURES RELATING TO HAZARDS TO PERSON AND PROPERTY ASSOCIATED WITH THE PRODUCT SOLD HEREUNDER AND, FURTHERMORE, CALUMET SHALL DEFEND AT ITS OWN EXPENSE, INDEMNIFY FULLY AND HOLD HARMLESS DOP AND ITS AFFILIATES, SUCCESSORS AND ASSIGNS FROM AND AGAINST ANY AND ALL LIABILITIES; LOSSES; DAMAGES; DEMANDS; CLAIMS (INCLUDING CLAIMS OF INDEMNITY AND/OR CONTRIBUTION); PENALTIES; FINES; ACTIONS; SUITS; LEGAL, ADMINISTRATIVE OR ARBITRATION PROCEEDINGS; JUDGMENTS, ORDERS, DIRECTIVES, INJUNCTIONS, DECREES OR AWARDS OF ANY JURISDICTION; COSTS AND EXPENSES (INCLUDING, BUT NOT LIMITED TO, ATTORNEYS’ FEES AND RELATED COSTS) ARISING OUT OF OR IN ANY MANNER RELATED TO CALUMET’S FAILURE TO PROVIDE NECESSARY WARNINGS OR OTHER PRECAUTIONARY MEASURES IN CONNECTION WITH THE PRODUCT SOLD HEREUNDER AS PROVIDED ABOVE; OTHER THAN ARISING FROM DOP’S FAILURE TO

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PROVIDE CALUMET WITH ACCURATE WARNINGS AND AN ACCURATE AND COMPLETE MATERIAL DATA SHEET FOR EACH PRODUCT DELIVERED HEREUNDER.
Article VI.
TAXES
Section 6.1    Taxes. DOP shall be responsible for all taxes, excises, fees, duties or other charges now existing or hereafter imposed directly or indirectly on or with respect to the Products, components of the Products, or raw material from which the Products are derived (“Taxes”), that are imposed before delivery of the Products to Calumet, and Calumet shall be responsible for Taxes now existing or hereafter imposed on and after delivery of the Products to Calumet. Notwithstanding anything to the contrary herein, the Party liable for income, franchise, doing business and value-added Taxes under the applicable statute shall remain liable for such income, franchise, doing business and value-added Taxes. If Calumet furnishes DOP with a timely and valid resale or other exemption certificate or proof of export sufficient to support an exemption from any Tax, then such Tax shall not be added to the Product Price; provided, if a taxing authority denies any Tax exemption claimed by Calumet on the sale of Products hereunder, Calumet shall promptly reimburse DOP for such Tax, including any interest, penalties and attorneys’ fees related thereto.
Article VII.
FORCE MAJEURE; TURNAROUND EVENTS
Section 7.1    Force Majeure Event. Subject to the following provisions of this Article VII, a Party shall not be responsible for any loss or damage to the other Party resulting from any delay in performing or failure to perform any obligation under this Agreement by such Party (other than obligations to make payments) to the extent such failure or delay is caused by a Force Majeure Event; provided, any liabilities for payments accrued prior to the occurrence of the Force Majeure Event shall not be excused. If DOP is prevented from delivering Products or Calumet is prevented from receiving or transporting Products due to a Force Majeure Event for a period of 60 continuous days in any contract year, then the Initial Term or Renewal Term, as applicable, shall be extended on a day-for-day basis for each day in excess of such 60 days. Notwithstanding the foregoing, if DOP is prevented from delivering Products or Calumet is prevented from receiving or transporting Products due to a Force Majeure Event for a period of 90 continuous days, then the non-affected Party may terminate this Agreement upon written notice to the other Party.
Section 7.2    Force Majeure Notice. The Party whose ability to perform is affected by a Force Majeure Event must, as a condition to its right to suspend its obligations under this Article VII, as soon as reasonably practicable but in any event within forty-eight (48) hours, give the other Party notice setting forth the particulars of the Force Majeure Event and, to the extent possible, the expected duration of the Force Majeure Event and the volumes of Products expected to be affected

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by the Force Majeure Event. The Party suffering a Force Majeure Event shall use commercially reasonable efforts to (i) resolve such Force Majeure Event promptly and (ii) limit the impact of such Force Majeure Event on the transactions contemplated by this Agreement; provided, however, that neither Party shall be required to settle any strikes, lockouts, or other industrial disturbances in order to resolve or limit the impact of such Force Majeure Event. The party claiming a Force Majeure Event shall provide regular updates regarding the Force Majeure Event to the other Party.
Section 7.3    Turnaround Events. Prior to November 1 of each year, DOP shall provide Calumet an estimate of all Turnaround Events expected to impact production of any Products during the following calendar year. DOP shall periodically provide updates to Calumet regarding any anticipated Turnaround Events and, in any event, shall provide written notice to Calumet of any Turnaround Event at least 30 days in advance, including the volume impact on the Products in connection with such Turnaround Event. DOP shall not be responsible for supplying the Products during any Turnaround Event if DOP has provided notice of such Turnaround Event pursuant to the immediately preceding sentence of this Section 7.3.
Article VIII.
DEFAULT AND REMEDIES
Section 8.1    Termination in the Event of Certain Breaches. In the event: (i) either Party shall default, in any material respect, in the due performance or observance by it of any of the terms, covenants or agreements contained in this Agreement or (ii) either Party shall become or be adjudicated insolvent, and/or bankrupt, or a receiver or trustee shall be appointed for either Party or its property or a petition for reorganization or arrangement under any bankruptcy or insolvency law shall be approved, or an assignment shall be made for the benefit of creditors of either Party, or either Party shall file a voluntary petition in bankruptcy or shall consent to the appointment of a receiver or trustee (each of the events listed in this clause (ii) being considered a “default” under this Agreement), the non-defaulting Party shall have the right, at its sole discretion, in the case of a default under clause (ii), to immediately terminate this Agreement and/or exercise the remedies provided in Section 11.10 to the extent applicable, and in the case of a default under clause (i), to terminate this Agreement if the defaulting Party has failed to (A) commence diligent efforts to cure the default within 10 calendar days of receipt of written notice of such default from the non-defaulting Party or (B) complete the cure of the default within a reasonable time after such notice.
Section 8.2    Offsets and Recoupment. In addition to any other rights that the non-defaulting Party may have in the event of one Party’s default respecting this Agreement, the non-defaulting Party may offset or otherwise recoup damages arising therefrom, including withholding payment, delivery or acceptance of product, material or services, relating to any agreement or transaction with the defaulting Party or any affiliate of the defaulting Party. The rights granted in

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this Section 8.2 are in addition to, and not a limitation of, the rights and remedies of the non-defaulting Party existing otherwise in this Agreement, at law or in equity.
Section 8.3    Termination in the Event of Governmental Authority Requirement. Either Party may unilaterally terminate this Agreement at any time if such termination shall be required by any Governmental Authority. Such termination shall be effective on the 30th day following the giving of written notice by a Party of its intent to terminate this Agreement pursuant to this Section 8.3.
Section 8.4    Calumet Termination Right. Calumet may, at its sole discretion, terminate this Agreement at any time if the Commencement Date shall not have occurred on or prior to July 1, 2017.
Article IX.
INDEMNIFICATION
Section 9.1    Obligations. Each Party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and its officers, directors, employees and agents from and against any and all claims, demands, causes of action, damages, liabilities, fines, penalties and expenses (including, without limitation, expenses of investigation, settlement, litigation and reasonable attorney’s fees and costs incurred in connection therewith) arising out of or resulting from (a) any breach of this Agreement by the Indemnifying Party; (b) the negligence or willful misconduct of the Indemnifying Party or its employees, agents, contractors or representatives or (c) the Indemnifying Party’s failure to company with any applicable Law in connection with the performance of its obligations under this Agreement.
Section 9.2    Concurrent and Comparative Negligence. THE INDEMNITY PROVIDED IN SECTION 9.1 SHALL REQUIRE INDEMNIFICATION FOR THE FULL AMOUNT OF CLAIMS, ACTIONS, LIABILITIES, LOSSES, COSTS AND EXPENSES, AS PROVIDED ABOVE, EVEN IN THE EVENT OF CONCURRENT NEGLIGENCE WITH A THIRD PARTY, EXCEPT IN THE EVENT THAT BOTH PARTIES’ OWN NEGLIGENCE OR WILLFUL ACT OR OMISSION (INCLUDING THAT OF THEIR AGENTS, EMPLOYEES OR CONTRACTORS) IS A CONCURRING CAUSE OF INJURY, DEATH OR DAMAGES, IN WHICH CASE THE OBLIGATION TO INDEMNIFY SHALL BE COMPARATIVE, AND EACH PARTY SHALL INDEMNIFY THE OTHER BASED UPON THE PERCENTAGE OF COMPARATIVE FAULT ATTRIBUTED TO EACH AS A CAUSE OF SUCH INJURY, DAMAGE OR DEATH.
Section 9.3    Product. If DOP delivers any Off-Spec Product to Calumet, DOP shall (i) be responsible and indemnify Calumet for any claims, actions, liabilities, losses, costs and expenses (including reasonable attorneys’ fees and expert witness fees) Calumet may incur in respect of such

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Off-Spec Product, including any claims made against Calumet by third parties in connection therewith; and (ii) replace any such Off-Spec Product at its expense; provided, this Section 9.3 shall not be applicable if DOP notifies Calumet of its intent to deliver any Off-Spec Product, and Calumet accepts delivery of such Off-Spec Product pursuant to Section 2.4(d).
Section 9.4    Limitation on Liability. TO THE FULLEST EXTENT PERMITTED BY LAW, AND NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT, NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY OR ANY THIRD PARTY (EXCEPT FOR, IN EACH CASE, ANY DAMAGES ACTUALLY PAID TO A THIRD PARTY THAT IS NOT AN INDEMNIFIED PARTY PURSUANT TO A THIRD PARTY CLAIM FOR WHICH INDEMNIFICATION IS REQUIRED HEREUNDER) FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES OR DAMAGES FOR ANY LOST OR PROSPECTIVE PROFITS OR REVENUES, LOSS OF USE OR LOSSES BY REASON OF COST OF CAPITAL, WHETHER ARISING OUT OF BREACH OF CONTRACT, NEGLIGENCE, TORT, STRICT LIABILITY OR ANY OTHER LEGAL OR EQUITABLE PRINCIPLE, AND WHETHER OR NOT ARISING FROM ANY OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT, AND EACH SUCH PERSON RELEASES EACH OF THE OTHER SUCH PERSONS FROM LIABILITY FOR ANY SUCH DAMAGES.
Section 9.5    Survival. The obligations under Article IX shall survive the expiration or termination of this Agreement.
Article X.
CONFIDENTIALITY
Section 10.1    Obligations. Each Party shall retain the other Parties’ Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Article X. Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care. Excepted from these obligations of confidence and non-use is that information which:
(a)    is available, or becomes available, to the general public without fault of the receiving Party;
(b)    was in the possession of the receiving Party on a non-confidential basis prior to receipt of the same from the disclosing Party;

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(c)    is obtained by the receiving Party without an obligation of confidence from a third party who is rightfully in possession of such information and, to the receiving Party’s knowledge, is under no obligation of confidentiality to the disclosing Party; or
(d)    is independently developed by the receiving Party without reference to or use of the disclosing Party’s Confidential Information.
For the purpose of this Section 10.1, a specific item of Confidential Information shall not be deemed to be within the foregoing exceptions merely because it is embraced by, or underlies, more general information in the public domain or in the possession of the receiving Party.
Section 10.2    Permitted Disclosures. Notwithstanding Section 10.1, each Party is permitted to disclose the existence of this Agreement and the volumes of Products to be delivered hereunder to third parties in connection with its business and affairs.
Section 10.3    Required Disclosures. Notwithstanding Section 10.1, if the receiving Party becomes legally compelled to disclose, or is required to disclose by the rules of an applicable stock exchange, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose.
Section 10.4    Return of Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement to the extent practicable, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to applicable Law.
Section 10.5    Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof.
Section 10.6    Survival. The obligation of confidentiality under this Article X shall survive the expiration or termination of this Agreement for a period of two years.

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Article XI.
MISCELLANEOUS
Section 11.1    Change in Law. If a Change in Law occurs, the Parties agree to negotiate in good faith to modify the terms of this Agreement to preserve the economic equilibrium between the Parties and as otherwise necessary for each Party to maintain its rights and benefits under this Agreement.
Section 11.2    Assignment. This Agreement shall extend to and be binding upon the Parties, their successors and assigns; provided, neither Party shall assign this Agreement without the written consent of the other Party, not to be unreasonably withheld, conditioned or delayed; provided that (a) Calumet may assign this Agreement to any of its Affiliates and (b) DOP may collaterally assign this Agreement to the lenders providing financing for the construction of the Trenton Refinery. Except for an assignment pursuant to subpart (a) or subpart (b) immediately above, each Party shall have the right to review and approve the creditworthiness of a proposed assignee as a condition to its consent.
Section 11.3    Notices. Except as set forth in Section 2.4(a)(iv), all notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be addressed to the intended recipient as set forth below:

If to DOP:	Dakota Oil Processing, LLC 2435 Highway 34, Suite 204 Manasquan, New Jersey 08736 Attn: Steven Schneider, CEO or Tristram Collins, CFO
Email: sschneider@dakotaoilprocessing.com and
tcollins@dakotaoilprocessing.com

With a copy to:	David E. Brody
Hogan Lovells US LLP
1200 17th Street, Suite 1500
Denver, Colorado 80202
E-mail: david.brody@hoganlovells.com

If to Calumet:	Calumet Lubricants Co., Limited Partnership 2780 Waterfront Parkway East Drive, Suite 200 Indianapolis, Indiana 46214 Attn: Vice President Business Development Tel: 317-328-5660

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With a copy to:	Calumet Lubricants Co., Limited Partnership 2780 Waterfront Parkway East Drive, Suite 200 Indianapolis, Indiana 46214 Attn: Legal Department Tel: 317-328-5660
Any notice, request, demand, claim, or other communication hereunder may be sent to the intended recipient at the addresses set forth above using registered or certified mail, return receipt requested, postage prepaid, and any other means (including personal delivery, expedited courier, messenger service, or ordinary mail where receipt thereof is confirmed, but specifically excluding telecopy and electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient or such receipt is refused by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving to other Party notice in the manner herein set forth.
Section 11.4    Laws and Regulations. The Parties shall comply fully with all applicable Laws by whatever authority, including those relating to health, safety and protection of the environment. If any provision of this Agreement is held by a court of law to be illegal and unlawful, the remainder of this Agreement shall continue to be effective and enforceable if commercially reasonable.
Section 11.5    Counterparts. This Agreement may be executed in multiple counterparts by the different signatories hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
Section 11.6    Entire Agreement. This Agreement (including any attachments, exhibits or addenda hereto and thereto), the Crude Oil Purchase Agreement, the Rail Lease and the Reserve Agreement constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the Parties with respect to the subject matter hereof.
Section 11.7    No Modification. No amendments, additions to, alterations, modifications or waivers of all or any part of this Agreement shall be of any effect, unless in writing and signed by the Parties. If the provisions of this Agreement and the provisions of any purchase order or order acknowledgement written in connection with this Agreement conflict, then the provisions of this Agreement shall prevail.
Section 11.8    No Waiver. Failure of a Party to require performance of any provision of this Agreement shall not affect either Party’s right to full performance thereof at any time thereafter,

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and the waiver by any such Parties of a breach of any provision hereof shall not constitute a waiver of a similar breach in the future or of any other breach or nullify the effectiveness of such provision.
Section 11.9    Employee Regulations. All employees, contractors, and designees (including, inspection and truck and rail transportation service providers) of each Party when on the property of the other Party shall conform to the rules and regulations concerning safety and the routing procedures of such other Party.
Section 11.10    Liquidation and Close Out. This Agreement is a forward contract as defined in the Section 101(25) of U.S. Federal Bankruptcy Code (the “Bankruptcy Code”) and a forward agreement as such term is used in Section 101(53B) of the Bankruptcy Code. If one Party shall voluntarily file a petition in bankruptcy, reorganization or receivership, shall become insolvent, shall fail to pay its debts as they become due, or shall fail to give adequate assurance or security of its ability to perform its obligations hereunder within 48 hours after receipt of a request therefore, the other Party shall have the immediate right to liquidate, terminate, accelerate and/or close out this Agreement and all other forward contracts and forward agreements (as defined by the Bankruptcy Code) between the Parties (regardless of whether the liquidating Party is the delivering Party or the receiving Party thereunder) by calculating the difference in price for the Product hereunder and the prevailing market price for the Product or the commercially reasonable equivalent price for the Product as published in an industry publication multiplied by the remaining quantities of the Product to be delivered hereunder. The liquidation balances shall be netted to a single sum. The owing Party shall pay the other Party in U.S. Dollars by wire transfer in immediately available funds within 24 hours after receiving the results of the calculation. The liquidation and close-out of this Agreement and all other forward contracts shall be in addition to any other rights and remedies which the other Party may have.
Section 11.11    Relationship of Parties. The Parties are independent contractors. Nothing in this Agreement is intended nor shall be construed to constitute the Parties as partners or joint venturers with respect to the subject matter of this Agreement, this being an agreement for the purchase and sale of petroleum products only and nothing herein shall be deemed to confer upon either Party any property, lien or security interest in the facilities owned by the other Party.
Section 11.12    Remedies Not Exclusive. The specific remedies provided in this Agreement are not intended to be exclusive, and the exercise of any such specific remedy shall not be deemed to be an election of an exclusive remedy. The specific remedies provided in this Agreement are cumulative of all other remedies available to the Parties at law or in equity.
Section 11.13    Expert Resolution Procedures. If a matter which arises under Section 3.5 of this Agreement is submitted to an Expert for determination or the Parties mutually agree in writing

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that any other matter should be referred to an Expert for determination, the following provisions shall apply:

(a)    For any matter submitted to an Expert pursuant to the provisions of this Agreement, the Parties hereby agree that the proceedings shall be conducted and the decisions rendered by the Expert within forty-five (45) days of the Expert’s selection.
(b)    The Expert shall be a firm or individual having appropriate expertise in the refining and marketing industry as selected by the mutual agreement of DOP and Calumet or, if the Parties do not agree on such firm or individual, as selected by an internationally recognized firm of independent public accountants (the “CPA”) that is not then providing accounting services to either Party or its Affiliates.
(c)    The Expert, once appointed by the Parties or by the CPA, shall have no ex parte communications with either Party concerning the matter before him or her. Within ten (10) days of the selection of the Expert, each Party will present to the Expert and to the other Party any information the Party believes relevant to its position, along with a proposed resolution of the matter. The Expert shall have ten (10) days to review the submissions and to make a single request of each Party for any additional information the Expert believes relevant to the determination of the matter. The Parties will have ten (10) days to respond to the Expert’s request. The Expert shall then have fifteen (15) days to make his or her decision, which shall be limited to the choice of one or the other of the proposals submitted by the Parties, without amendment. The Expert shall not be authorized to award costs, fees or expenses to the prevailing party.
(d)    The Expert’s decision shall be final and binding on the Parties save in the case of fraud or manifest error.
(e)    The Parties shall bear their respective costs and expenses related to, or arising in connection with, any proceedings before an Expert. Each Party shall bear 50% of the fees and expenses of the Expert.
Section 11.14    Governing Law; Consent to Jurisdiction. The validity, performance, and enforcement of this Agreement and the transactions contemplated hereby, unless expressly provided to the contrary, shall be governed by the laws of the State of Texas without giving effect to the conflicts of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. The Parties hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts located in Denver, Colorado over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each Party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. The Parties hereby irrevocably waive,

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to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
Section 11.15    No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights or remedies upon any Person other than the Parties and their respective Affiliates, successors and permitted assigns.
Section 11.16    Specific Performance. The Parties acknowledge and agree that either Party may be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, the Parties hereto agree that each Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any state or federal court located within the State of Delaware, in addition to any other remedy to which they may be entitled, at law or in equity.
Section 11.17    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.
[Remainder of page left intentionally blank.]

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IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.
DAKOTA OIL PROCESSING, LLC
By:    /s/ Tristram E. Collins
Name:    Tristram E. Collins
Title:    Chief Financial Officer

CALUMET LUBRICANTS CO., LIMITED PARTNERSHIP
By:    Calumet LP GP, LLC, its general partner
By:    /s/ Jennifer Straumins
Name: Jennifer Straumins
Title:     President & COO

[Signature Page to Refined Products Purchase Agreement]

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Exhibit A
Products
1.Atmospheric Tower Bottoms (ATBs)
2.    Atmospheric Gas Oil (AGO)
3.    Ultra Low Sulfur Diesel

a.	Ultra Low Sulfur No. 1 Diesel

b.	Ultra Low Sulfur No. 2 Diesel
4.    The following secondary products produced at the Trenton Refinery:
a.    Naphtha
5.    Such additional Products as may be agreed between the Parties from time to time.

Exhibit A – Page 1

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Exhibit B
Specifications
ULSD #2 Diesel Specifications
Gravity, API    35-41
Specific Gravity    0.82-0.86
Sulphur, WT%    0.0015 MAX
RSH, PPMW    X

RONC    X
RVP, kPa    X
Aromatics, VOL %    25 MAX
Benzene, VOL %    X

Smoke, MM    X
Naphthalense, VOL %    X
Freeze, F    X
Acid Number, mg KOH/g    0.08 MAX
Cetane    48 MIN
Cloud, F
Summer    10 MAX
Winter    -20 MAX
Arctic    -60 MAX
Pour, F    X
Copper Strip Corr    NO 1 MAX
Flash, F
ABEL    X
PM    125 MIN

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CCR, WT%    0.3 MAX
ASH, WT%    0.01 MAX

Viscosity, C.S.
@ -4F (-20 C)    X
@ 104 F (40 C)    2.0 - 4.0
@ 122 F (50 C)    X

Distallation D86, F
EP    X
95%    X
90%    540 - 640
50%    X
20%    X
10%    X
Composition, VOL %
Propane    X
Olefins    X
Pentanes    X
Vapro @ 100 F, PSIG    X

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Quality Specifications for Component Streams to the CRW Pool

Quality	Units	Min	Max	Referee Test Method and Test Frequency	Comments

For test results greater than or equal to 600 kg/ m3, but less than 650 kg/ m3 perform RVP and Aromatics test to confirm it meets those specifications. If exceed max charge appropriate toll (i.e. Light Petroleum, etc.).

Density (15 C)	kg/m3	600	775	ASTM 4052 Frequency: AR2
Densities greater than 775 kg/m3 but less than 800 kg/m3 can be accepted if for each batch or volume received a Certificate of Analysis is provided demonstrating viscosity, filterable solids, and sulfur are within specification limits.

Upon violation warning sent to violating shipper. If violation continues in 2nd month stream reclassified and shipper requested to nominate to appropriate stream (i.e. MSW, etc.). Once shipper demonstrates that they are back in spec range they are allowed to nominate to the CRW pool the following month.

					Enbridge Tariff specification. If exceed max charge appropriate toll (i.e. Light Petroleum, etc.).

Viscosity (7.5 C)	cSt		2.0	ASTM D445 Frequency: QR+[4]
Upon violation increase monitoring for 1 month. If it continues off spec for that month then notify. If continue off spec in the 2nd month you will be reclassified to the appropriate stream (i.e. MSW, etc) for the 3rd month. In the case of a violation that is corrected in month 2, more frequent monitoring would continue to confirm compliance.

Sulfur, total	wt%		0.5	ASTM D5453 Frequency: AR2	Industry Equalization specification. Follow similar procedure to Enbridge Book 5 03-03-21: Maintaining 0.5% Weight Sulphur Standard but modified for CRW. CRW Procedure to be developed.

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Quality	Units	Min	Max	Referee Test Method and Test Frequency	Comments
Olefins, total[1]	wt%		<1	PONAOX(U) ASTM 6729 (250 cut) Frequency: QR+[4]	CAPP Directive specification. Enforcement and Consequence: Apply Olefin Decision Tree (all shippers to be advised of location of document once posted)

Reid Vapour Pressure	kPa		103	ASTM D323M Frequency: MR3	Rules and Regs. filed with NEB/FERC specification. Enforcement and Consequence: Immediate shut-in5

BS&W	vol%		0.5	ASTM D95 Frequency: AR2	Rules and Regs. filed with NEB/FERC specification. Enforcement and Consequence: Immediate shut-in5

Organic Chlorides[1]	wppm		<1	ASTM D4929 Frequency: QR+[4]
Rules and Regs. filed with NEB/FERC specification.
Enforcement and Consequence: Immediate shut-in upon identifying violation.
Request 3rd party Certificate of Analysis prior to subsequent receipt for period of 1 month.

Aromatics, total (BTEX)	vol%	2.0		PONAOX(U) ASTM 6729 Frequency: QR+[4]	Below min possible with passing Wiehe crude compatibility test. Enforcement and Consequence: Reclassify[6]

Mercaptans, volatile (cumulative C1, C2, C3)	ppmw S		175	ASTM D5623 Frequency: QR+[4]	Enforcement and Consequence: Report only.

PORTIONS OF THIS EXHIBIT DENOTED WITH THREE ASTERISKS (***) HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

Quality	Units	Min	Max	Referee Test Method and Test Frequency	Comments
H2S (in liquid phase)	wppm		20	ASTM D5623 Frequency: QR+[4]	Enforcement and Consequence: Reclassify[6]

Benzene[8]	vol%		1.6	PONAOX(U) ASTM 6729 Frequency: QR+[4]	Enforcement and Consequence: Delayed shut-in7

Mercury[1]	wppb		10	UOP 938 (CVAA) Frequency: QR+[4]	Enforcement and Consequence: Delayed shut-in7

Oxygenates	wppm		100	PONAOX(U) ASTM 6729 Frequency: QR+[4]	Enforcement and Consequence: Delayed shut-in7

Filterable Solids	mg/l		200	ASTM D4807 with “Procedure C” Frequency: QR+[4]	Enforcement and Consequence: Reclassify[6]

Phosphorous, volatile	ppm	Per CAPP guidelines		ICP AES D86 (250 cut) Frequency: QR+[4]	CAPP Guidance. Refer to ERCB Directive 058. Violating test results communicated to the ERCB.

Selenium	wppb	Application Only		ICP MS	For new stream applications this information to be provided to Enbridge

Pour Point	C	Application Only		ASTM D97	For new stream applications this information to be provided to Enbridge

PORTIONS OF THIS EXHIBIT DENOTED WITH THREE ASTERISKS (***) HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

Quality	Units	Min	Max	Referee Test Method and Test Frequency	Comments
Salt Content	ptb	Application Only		ASTM 3230	For new stream applications this information to be provided to Enbridge

Simdist		Application Only		ASTM D2887	For new stream applications this information to be provided to Enbridge

Existing Specification	New Specification	New – Application Only	Existing – Application Only

Notes

1.	For these properties intent is that blending not occur up to specification limit

2.	AR: All Receipts of CRW component streams tested using a weekly composite

3.	MR: Monthly Random testing of CRW component streams

4.	QR+: Quarterly Random testing plus up to 4 additional tests per CRW component stream. Upon violation perform probational testing at Enbridge discretion

5.	Immediate shut-in upon identifying violation. Request 3rd party Certificate of Analysis prior to subsequent receipt for period of 1 month.

6.
Upon violation increase monitoring for 1 month. If continues off spec for that month then notify. If continue off spec in the 2nd month reclassified to the appropriate stream (ie. MSW, etc) for the 3rd month. In the case of a violation that is corrected in month 2, more frequent monitoring would continue to confirm compliance.

7.	Upon violation increase monitoring for 1 month. If violation continues for 2 consecutive months shut-in stream at end of 2nd month. Certificate of Analysis required to get back into pool.

8.
Benzene level of the CRW pool to be monitored and if a test result of 1.25 vol % is received the Enbridge CRW Committee will reconvene to discuss appropriateness of benzene spec on CRW component streams.

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Diluent:
“Deemed C4- Content” < 5.0 vol %. Deemed C4- Content is determined via Kinder Morgan’s Equalization Methodology. Summary of the process is below.
Propane and lighter (C3-) content is multiplied by 3 and then added to the butane content to arrive at the “Deemed C4- Content”

PORTIONS OF THIS EXHIBIT DENOTED WITH THREE ASTERISKS (***) HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

Exhibit C
Product Price
Product pricing changes each day at 6:00 pm central time and is in effect from that time until 5:59 pm central time on the next day. All sales are FOB Trenton Refinery.
1.    ATBs and AGOs
The Product Price for ATBs and AGO shall be equal to the spot price for West Texas Intermediate on the New York Mercantile Exchange minus $(***).
2.    Ultra Low Sulfur Diesel:
The Product Price for Ultra Low Sulfur No. 1 Diesel and Ultra Low Sulfur No. 2 Diesel shall be equal to the average of the low posting at the three nearest racks minus the average of the market rate to transport the Product by truck from the Trenton Refinery to those three racks.
To determine the market rate, the parties will jointly solicit three independent trucking firms operating in the area to provide a mileage rate sheet and fuel surcharge formula. The lowest mileage rate of those three rate sheets and the fuel surcharge quoted with that rate shall be the market rate used to determine the transportation cost in the foregoing paragraph. That information shall be used as the applicable market rate until either party requests that new rate sheets be obtained.
3.    Naphtha
The Product Price for Naphtha shall be Fort Saskatchewan monthly blended average C5 (C5 FSK BLX) minus (i) $(***) and (ii) freight charges to the Product’s destination (rail rate, plus fuel surcharge, but excluding rail car lease cost).